Exhibit 21.1

List of Subsidiaries

Name
NexCore HealthCare Capital Corp	Delaware
NexCore Group LP	Delaware
NGE Co.	Colorado
NexCore Properties LLC	Delaware
NexCore Development LLC	Delaware
SCH Timeshare LLC	Delaware